Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of March 10, 2022, Mawson Infrastructure Group Inc. (the “Company”, “we”, “us” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is our Common Stock, par value $0.001 per share (the “Common Stock”). The Common Stock is currently listed on the Nasdaq Stock Market and trades under the symbol “MIGI.” The following is a summary of some of the terms of the Company’s Common Stock. This summary is not complete and is subject to and qualified in its entirety by reference to the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Amended and Restated Bylaws (the “Bylaws”). The terms of the Common Stock are also subject to and qualified by the Delaware General Corporation Law (“DGCL”). We urge you to read the applicable provisions of the DGCL, our Certificate of Incorporation and our Bylaws.

Authorized Capital Stock

Under our Certificate of Incorporation, we are authorized to issue up to ninety million (90,000,000) shares of Common Stock, and one million (1,000,000) shares of preferred stock.

Common Stock

Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our Common Stock have no cumulative voting rights. Further, holders of our Common Stock have no preemptive or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, holders of our Common Stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of our outstanding shares of preferred stock. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors (the “Board”) out of our assets which are legally available. Such dividends, if any, are payable in cash, in property or in shares of capital stock.

The holders of shares of our Common Stock that are entitled to cast at least 33⅓ of the total votes entitled to be cast by the holders of all of our outstanding capital stock, present in person or by proxy, are necessary to constitute a quorum at any meeting. If a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, with the exception of the election of directors, which requires a plurality of the votes cast, represented in person or by proxy, necessary to constitute a quorum for the transaction of business at any meeting. If a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, with the exception of the election of directors, which requires a plurality of the votes cast.

Anti-Takeover Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board and in the policies formulated by our Board and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware Statutory Business Combinations Provision

Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three (3) years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three (3) years prior, did own, 15% or more of the corporation’s voting stock. However, we elected to opt out of the provisions of Section 203.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

Our Bylaws provide that, for nominations to our Board or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our secretary at our principal offices. For an annual meeting, a stockholder’s notice generally must be delivered not less than 45 days nor more than 75 days prior to the one-year anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. For an annual meeting, the notice must generally be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in our Bylaws. If it is determined that business was not properly brought before a meeting in accordance with our Bylaws, such business will not be conducted at the meeting.

Special Meetings of Stockholders

Special meetings of the stockholders may be called only by either (i) the chairman of our Board, chief executive officer, or the president, (ii) by our Board pursuant to a resolution adopted by a majority of the total number of directors which we would have if there were no vacancies, or (iii) by the holders of 20% of the total votes entitled to be cast by the holders of all our outstanding capital stock entitled to vote generally in an election of directors.

Stockholder Action by Written Consent

Each of our Certificate of Incorporation and our Bylaws permit our stockholders to act by written consent.

Super Majority Stockholder Vote Required for Certain Actions

The DGCL generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our Certificate of Incorporation requires the affirmative vote of the holders of at least 66⅓ of our outstanding voting stock to amend or repeal any provision of our Bylaws or any amend or repeal any provision of our Certificate of Incorporation relating to limitation of director liability, indemnification and advancement of expenses or amendments to our Certificate of Incorporation or our Bylaws. All other provisions of our Certificate of Incorporation may be amended or repealed by a simple majority vote of our Board.

Dividends

We have not declared any cash dividends on our Common Stock since inception.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare.

Stock Market Listing

Our Common Stock is currently listed on the Nasdaq Stock Market and trades under the symbol “MIGI.”

Certain Effects of Authorized but Unissued Stock

We have shares of Common Stock and preferred stock available for future issuance without stockholder approval. We may issue these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions or for payment as a dividend on our capital stock. The existence of unissued and unreserved preferred stock may enable our board of directors to issue shares of preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of Common Stock and the likelihood that holders of our Common Stock will receive dividend payments or payments upon liquidation.